                                                                   EXHIBIT 14(A)





                                                 INDIVIDUAL
                                                 RETIREMENT
                                                 ACCOUNT
                                                 Custodial Agreement
                                                 Disclosure Statement
                                                 IRA Application
                                                 IRA Transfer/Rollover Request Form




    PACIFIC HORIZON FUNDS

  THE PACIFIC HORIZON FUNDS
7863 Girard Avenue, Suite 306
     La Jolla, CA  92037                         PACIFIC HORIZON FUNDS
        1-800-332-3863

                             PACIFIC HORIZON FUNDS

                         INDIVIDUAL RETIREMENT ACCOUNT

                              DISCLOSURE STATEMENT

  This Disclosure Statement contains information concerning certain legal and financial aspects of the Pacific Horizon Funds Individual Retirement Account (the "Pacific Horizon IRA" or the "IRA"). Pacific Horizon Funds, Inc. is the "Sponsor" and Bank of America National Trust & Savings Association ("Bank of America") is the "Custodian" of the Pacific Horizon IRA. This Disclosure Statement should be read in conjunction with the Pacific Horizon IRA Custodial Agreement.

  While this Disclosure Statement sets forth certain restrictions and limitations to which individual retirement accounts in general and the Pacific Horizon IRA in particular are subject, it does not restate the specific terms of the Pacific Horizon IRA itself. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PACIFIC HORIZON IRA CUSTODIAL AGREEMENT, THE LATTER SHALL CONTROL.

  Internal Revenue Service regulations require that you be given this Disclosure Statement to make certain that you fully understand the nature of an individual retirement account. Please read this Disclosure Statement carefully.

A. OPERATION AND TAX TREATMENT OF THE PACIFIC HORIZON IRA

                              QUESTIONS & ANSWERS

1. WHAT IS A PACIFIC HORIZON IRA?

   A Pacific Horizon IRA is a custodial account which allows you, if you are an eligible individual described in Question 3, to save for your retirement more rapidly than is possible with investments that are not tax-differed. More rapid saving is possible because, if an IRA is qualified under the Internal Revenue Code (the "Code"), (i) contributions to it (except for rollover contributions and direct transfers discussed in Question 10) may be deductible from your gross income for the taxable year for which you make the contribution, and (ii) an IRA, including earnings, is generally exempt from taxation until distributions from it occur.

2. HOW WILL MY IRA GROW?

   The value of your Pacific Horizon IRA may increase or decrease as a result of the investment performance of the Fund(s) in which your contributions are invested. Thus, the rate of growth of your IRA cannot be guaranteed or reasonably projected.

   Fund shares are not bank deposits, are not insured by the Federal Deposit Insurance Corporation, are not guaranteed by Bank of America, and are not otherwise obligations of Bank of America.

3. WHO IS ELIGIBLE TO CONTRIBUTE?

   You may make a contribution to a Pacific Horizon IRA only if you do not attain age 70 1/2 before the close of your taxable year for which the contribution is made (except in the case of contributions for your nonworking spouse under the age of 70 1/2 -- see Question 5; or in the case of rollover or direct transfer contributions -- see Question 10). The fact that you are covered under any other type of retirement plan will not prevent you from making contributions to an IRA.

4. WHAT AMOUNT MAY I CONTRIBUTE?

   You may generally contribute to your Pacific Horizon IRA up to the lesser of
   (i) $2,000 or (ii) 100% of your compensation for any taxable year. "Compensation" includes salaries, wages, professional fees, self-employment income (reduced by contributions to certain pension plans which are deductible in computing adjusted gross income), and other income for personal services includable in your gross income. Compensation does not include any amount received as a pension or annuity and does not include any amount received as deferred compensation. Income from property, such as dividends, interest, and rent also does not qualify as compensation. Compensation does include any amounts includable in gross income with respect to a divorce or separation instrument described in section 71(b)(2)(A) of the Code. Except for rollover contributions and direct transfers as described in Question 10, and simplified employee pension plan ("SEP") contributions as described in Question 23, contributions may not be accepted from you or on your behalf if they exceed $2,000 for any taxable year.

   If a husband and wife each receive compensation, as defined in the preceding paragraph, during a taxable year and are otherwise eligible to contribute to an IRA, each may establish his or her own Pacific Horizon IRA. The percentage and dollar limitations of the preceding paragraph and the deduction limitations described in Question 7 are applicable to the separate compensation of each spouse.

   For special contribution and deduction information relating to an IRA established for the benefit of a nonworking spouse, see Question 5.

   There is a $750 per fund minimum initial investment required for your Pacific Horizon IRA ($250 per fund for a Pacific Horizon IRA established for nonworking spouse).

5. CAN MY NONWORKING SPOUSE HAVE AN IRA?

   If you are an eligible individual described in Question 3, file a joint federal income tax return with your spouse for a taxable year, and your spouse has no compensation (as described in Question 4) or elects to be treated as having no compensation for such taxable year, you may make contributions to a separate Pacific Horizon IRA for that year on behalf or your spouse as well as to your own IRA. The overall contribution on behalf or both you and your spouse for any year may not exceed the lesser of:

          (i)  Your compensation for the taxable year, or
         (ii)  $2,250.

   In no event, however, may the contribution to either your IRA or your spouse's IRA exceed $2,000.

   There is no requirement that the contributions be divided equally between the IRA of your nonworking spouse and your IRA. If you have attained age
   70 1/2 before the close of the taxable year, you may nevertheless contribute to a separate IRA for your nonworking spouse, provided the nonworking spouse is under age 70 1/2.

6. WHEN MUST MY CONTRIBUTION BE MADE?

   Contributions to your Pacific Horizon IRA for a particular taxable year may be made up until the initial date you are required to file your federal income tax return for that year (April 15, if you figure your taxes on a calendar-year basis). (For the time to make SEP contributions, see Question 23.)

7. TO WHAT EXTENT MAY CONTRIBUTIONS BE DEDUCTED?

   As discussed in Question 3, if neither you nor your spouse is an active participant in a retirement plan (see (a) below), you may make a contribution of up to the lesser of $2,000 (or $2,250 in the case of a spousal IRA - see Question 5) or 100% of compensation and take a deduction for the entire amount contributed. If you or your spouse is an active participant but your combined adjusted gross income ("AGI") is at or below a certain level (see (b) below), you may also make a fully deductible contribution. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA is phased down and eventually eliminated.

       (a) Active Participant. You are an "active participant" for a year if you are covered by a retirement plan. You are covered by a "retirement plan" for a year if your employer or union has a retirement plan under which money is added to your account or if you are eligible to earn retirement credits. For example, if you are covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as a tax sheltered annuity arrangement or a 401(k) plan), a SEP or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. Your Form W-2 for the year should indicate your participation status.

   You are an active participant for a year even if you aren't yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans you may be an active participant even if you were only with the employer for part of the year.

   You are not considered an active participant if you are covered in a plan only because of your service as (i) an Armed Forces Reservist for less than 90 days of active service, or (ii) a volunteer firefighter covered for firefighting service by a government plan. Of course, if you are also covered in any other plan, these exceptions do not apply.

   If you and your spouse live apart at all times during a taxable year and file separate returns for the taxable year, you and your spouse will not be treated as married for purposes of these rules.

        (b) Adjusted Gross Income ("AGI"). If you are an active participant you must look at your AGI for the year (if you and your spouse file a joint tax return, use your combined AGI) to determine whether you can make a deductible contribution to a Pacific Horizon IRA. Your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the "threshold level," you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

   If you are single, your threshold level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0.

   If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it will be limited in amount. The amount by which your AGI exceeds your threshold level (AGI - threshold-level) is called your "excess AGI." The maximum allowable deduction is $2,000 (or $2,250 for a spousal IRA). You can estimate your deduction limit using the Estimated Deduction Table on pages 17, 18, 19 and 20, or calculate it as follows (your deduction limit may be slightly higher if you use this formula rather than the Table):

   $10,000 - Excess AGI
   --------------------        Maximum                Deduction
   $10,000                 X   Allowable       =        Limit
                               Deduction

   Round up the result to the next highest $10 level. For example, if the result is $1,525, round it up to $1,530. If the final result is below $200 but above zero, your deduction limit is $200. Your deduction limit cannot, in any event, exceed 100% of your compensation.

        (c) Nondeductible Contributions to IRAs. Even if you are above the threshold level and thus may not make a deductible contribution of $2,000 ($2,250 for a spousal IRA), you may still contribute up to the lesser of 100% of compensation or $2,000 to a Pacific Horizon IRA ($2,250 for a spousal IRA). The amount of your contribution which is not deductible will be a nondeductible contribution to the IRA. You may also choose to make a contribution nondeductible even if you could have deducted part or all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or nondeductible contributions, will not be taxed until taken out of your IRA and distributed to you.

   If you make a nondeductible contribution to an IRA, you must report the amount of the nondeductible contribution to the IRS as a part of your tax return for the year. You are responsible for identifying and tracking all nondeductible contributions to your IRA.

   You may make a $2,000 contribution at any time during the year, if your compensation for the year will be at least $2,000, without having to know how much will be deductible. When you fill out your tax return, you may then figure out how much is deductible.

   You may withdraw an IRA contribution made for a year any time before the due date for filing your federal income tax return for that year (including extensions). If you do so, you must also withdraw earnings attributable to that portion and report the earnings as income for the year for which the contribution was made (but see Question 13 about distributions before age 59 1/2). If some portion of your contribution is not deductible, you may decide either to withdraw the nondeductible amount, or leave it in the IRA and designate that portion as a nondeductible contribution on your tax return.

8. HOW WILL MY CONTRIBUTIONS BE INVESTED AND HELD?

   Contributions to your Pacific Horizon IRA are held in a custodial account for your exclusive benefit and that of your beneficiaries. Your IRA will be identified as your property and will not be commingled with the property of any other investor except in a common trust fund or common investment fund. The Custodian will invest the funds in your IRA, in accordance with your direction, in shares of one or more of the investment portfolios of Pacific Horizon Funds, Inc.

   No part of the Funds held in an IRA may be invested in life insurance contracts or in collectibles (i.e., any work of art, rug, antique, metal, gem, stamp, coin - other than certain gold and silver coins minted by the United States or coins issued under the laws of any state, alcoholic beverage, or other type of tangible personal property specified by the IRS).

9.   AM I VESTED IN MY CONTRIBUTIONS?

     The funds in your Pacific Horizon IRA are nonforfeitable, except that applicable taxes, expenses, and fees may reduce your funds.

10. CAN I ROLL OVER CONTRIBUTIONS AND/OR DIRECTLY TRANSFER CONTRIBUTIONS TO AN IRA?

        (a) Rollover Contributions from One IRA to Another. You may generally move assets from another IRA (including an individual retirement annuity) to your Pacific Horizon IRA or from your Pacific Horizon IRA to another IRA without incurring federal income tax at the time of distribution to you. Such a tax-free move is called a "rollover contribution." You may elect not to have federal income tax withheld on the rollover contribution at the time of the rollover (see Question 15). You may make a rollover contribution from one IRA to another IRA only if you have made no other rollover contribution from the IRA to another within a one-year period, measured from the date of distribution to the date of the next distribution. This rule applies to each separate IRA you own. You may roll over all or any portion of the money or other property distributed from an IRA. However, the amount to be rolled over must be reinvested, within 60 days of the date it is received, in another IRA.
     The limitations on contributions the Custodian may accept for any taxable year on your behalf does not apply to rollovers from one IRA to another.

     A beneficiary other than your surviving spouse is prohibited by law from rolling over his or her beneficiary interest in your IRA to another IRA. Of course, if your beneficiary is your surviving spouse and he or she elects to treat his or her interest in your IRA as his or her own IRA (see Question 16(b)), he or she may make a rollover contribution as described in the previous paragraph.

        (b) Direct Transfers from One IRA to Another. The IRS has ruled that the funds in an IRA may be moved to another IRA more frequently than the limitation on the frequency of rollover contributions described above (once a year), provided that the funds are transferred directly from the trustee or may make a rollover contributions described above (once a year), provided that the funds are transferred directly from the trustee or custodian of the first IRA to the trustee or custodian of the IRA established in its place, so that the funds are at no time within the control or use of the IRA owner. The limitations on contributions the Custodian may accept for any taxable year on your behalf do not apply to direct transfer from one IRA to another.

     As a Pacific Horizon IRA owner, you may at any time request the Custodian to transfer the assets in your IRA directly to the trustee or custodian of another IRA established or maintained by you, provided that the other trustee or custodian has indicated its willingness to accept the direct transfer in a written communication addressed to the Custodian. Federal income tax will not be withheld on the direct transfer at the time of the direct transfer.

     A beneficiary other than your surviving spouse is prohibited by law from transferring his or her beneficiary interest in your IRA to another IRA. Of course, if your beneficiary is your surviving spouse and he or she elects to treat his or her interest in your IRA as his or her own IRA (see Question 16(b)), he or she may request the Custodian to transfer assets as described in the previous paragraph.

        (c) Qualifying Rollover Distributions from Certain Employer Retirement Plans to an IRA. All or any part of an "eligible rollover distribution" from certain employer retirement plans may be moved to a Pacific Horizon IRA and qualify for tax-free rollover treatment for federal income tax purposes. Generally, an "eligible rollover distribution" is a distribution of all or any portion of your benefit in a qualified plan or a tax-sheltered annuity arrangement other than (i) payments made in the form of a joint and survivor annuity, a life annuity or installments over a period of 10 or more years, (ii) required minimum payments made because you have attained age 70 1/2, or (iii) payments or portions of payments which are a return of nondeductible employee contributions.

     There are two methods of rolling over an eligible rollover distribution to an IRA: direct rollovers and regular rollovers. In a direct rollover, you tell your employer's or former employer's plan not to pay the eligible rollover distribution to you, but rather to pay the distribution directly to the trustee or custodian of your IRA (or to give you a check payable to the IRA trustee or custodian which you then deliver to the trustee or custodian). The advantage of a direct rollover is that federal income tax (under the 20% income tax withholding requirement described below) will not be withheld from the amount of your eligible rollover distribution which is directly rolled over.

     In a regular rollover, the distribution from your employer's or former employer's plan is paid to you; the check is not payable to the trustee or custodian of your IRA. Unlike a direct rollover, your employer or former employer must withhold federal income tax in the amount of 20% of your eligible rollover distribution at the time of your distribution even though you reinvest the distribution into an IRA within 60 days. If you receive property other than cash in an eligible rollover distribution, you may sell the property and roll over the cash received, provided it is not in excess of the value of the property received in the distribution. No portion of the gain or loss on the sale will be recognized for federal income tax purposes, provided the entire amount of the proceeds of the sale (less the portion of the proceeds consisting of nondeductible employee contributions, if any) is included in the rollover. The amount of the eligible rollover distribution which you wish to qualify for tax-free rollover treatment for federal income tax purposes must be reinvested into an IRA within 60 days of your receipt or the distribution. Therefore, if you receive an eligible rollover distribution of $1,000, and you want the entire $1,000 distribution to be excluded from your income for federal income tax purposes, you must find other money to replace the $200 which was automatically withheld at the time of the distribution. The $200 which was withheld will offset other tax liabilities for the year.

     With certain exceptions, any cash or other property received in the distribution which is not rolled over will be taxed for federal income tax purposes as ordinary income in the year it is received.

        (d) Rollover from IRA to Certain Employer Retirement Plans. If you have set up a rollover (also called "conduit") IRA, you may be able to roll over funds from it into certain employer retirement plans if (i) the original source of the conduit IRA was from a qualified plan, qualified annuity or tax-sheltered annuity; (ii) your conduit IRA contains only the money from your original distribution, plus earnings to date; (iii) the employer retirement plan allows such contributions; and (iv) your original distribution was not made to you from your spouse's plan as a result of your spouse's death.

     If your conduit IRA meets the requirements outlined above, you have 60 days from the receipt of funds from the IRA to complete the rollover to the employer retirement plan. All or any part of the balance to your credit in your conduit IRA may be distributed to you; you may then roll over to the employer retirement plan all or any part of the distribution. You may elect not to have federal income tax withheld on the rollover at the time of the rollover (see Question 15). Of course, any part not rolled over will generally be taxed for federal income tax purposes as ordinary income in the year it is received.

     If your original distribution came from a tax-sheltered annuity, you may roll over the funds only to another tax-sheltered annuity.

        (e) Separate Accounting for Certain Rollover Contributions and Direct Transfers. Any rollover contribution or direct transfer consisting of funds which you have derived, directly or through another IRA, from an employer retirement plan should be held in a separate Pacific Horizon IRA which consists only of that rollover contribution or direct transfer and the earnings thereon.

        (f) No Rollover or Transfer of Required Distributions. You may not run over or transfer any assets attributable to a required minimum distribution (see Questions 14 and 16) without potential adverse tax consequences.

11.  WHAT HAPPENS IF I MAKE AN EXCESS CONTRIBUTION TO AN IRA?

     An excess contribution is a contribution to an IRA in excess of the maximum contribution amount or maximum amount permitted to be rolled over into an IRA for that taxable year. Excess contributions are subject under the Code to an annual federal excise tax of 6% of the amount of the excess contribution until it is eliminated. However, you can eliminate this excess in any one or more of the following three ways:

        (a) Excess Contributions Distributed Before Federal Income Tax Return Due Date. Excess contributions withdrawn from an IRA, together with all earnings thereon, prior to the time for filing your federal income tax return for such taxable year (including extensions) will not be subject to the 6% federal excise tax, regardless of the total amount of the contributions made during the taxable year. The earnings distributed must be included in gross income for the taxable year in which the excess contribution was made.

        (b) Excess Contributions Distributed After Federal Income Tax Return Due Date. If a distribution from an IRA takes place after the due date for filing your federal income tax return (including extensions), the entire distribution will be subject to the 6% federal excise tax, federal income tax, and, if you have not reached age 59 1/2, will also be subject to a 10% additional federal income tax on premature distributions. However, you may receive a distribution of your excess contributions without being required to include the amount of the distribution in your gross income or to pay the 10% additional federal income tax (but you will still be subject to the 6% federal excise tax for the year of contribution), provided that you have taken no federal income tax deduction for the amount of the excess contribution distributed, and the total contribution, including the excess contribution, for the taxable year in which the excess contribution was made, did not exceed $2,250.

     You may also withdraw the portion of an excess rollover contribution (without any dollar limitation) caused by your having reasonably relied on certain incorrect information required to be furnished to you by the plan, trust, or institution making the distribution which was the subject of the rollover.

        (c) Elimination of Excess Contribution by Undercontribution in Subsequent Years. You may reduce or eliminate an excess contribution in later taxable years for which you are eligible to contribute to an IRA if you do not make the maximum allowable contribution for retirement savings in the later year. Thus, if you contribute less than the maximum contribution allowed for any year after the excess contribution was made, the difference between the maximum contribution allowable and the amount claimed can be used to reduce or eliminate the excess contribution. The amount of the excess contribution so used will also reduce or eliminate the amount subject to the 6% federal excise tax for the year in which so used.

12.  HOW ARE WITHDRAWALS AND DISTRIBUTIONS TAXED?

     Distributions from your Pacific Horizon IRA may be in the form of a single payment or in monthly, quarterly, or annual payments over a period certain not extending beyond your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary. Any distribution instruction must specify the reason for the distribution; for example, a premature distribution (i.e., a distribution before age 59 1/2), a rollover, a distribution on account of disability or death, a normal distribution (i.e., a distribution at age 59 1/2 or over), a return of excess contributions, etc.

     Distributions are, for federal income tax purposes, taxed in full to you or your beneficiaries at ordinary income tax rates unless you have made nondeductible contributions. A single sum distribution from your IRA is not eligible for special five- or ten-year income averaging or capital gains treatment Sometimes available for lump sum distributions from certain employer retirement plans.

     Because nondeductible IRA contributions are made using income which has already been taxed (that is, they are not deductible contributions), the portion of the IRA distributions consisting of nondeductible contributions will not be taxed again when received by you. If you make any nondeductible IRA contributions, each distribution from your IRA will consist of a nontaxable portion (return of nondeductible contributions) and a taxable portion (return of deductible contributions, if any, and account earnings).

         Thus, you may not take a distribution which is entirely tax-free.

         The following formula is used to determine the nontaxable portion of your distributions for a taxable year:

             Remaining
           Nondeductible                       Total                Nontaxable
           Contributions      X             Distributions   =     Distributions
         ------------------
         Year-end total IRA                 (for the year)        (for the year)
          Account Balances

         To figure the year-end total IRA account balance, you treat all of your IRAs (including those IRAs at other institutions) as a single IRA, including SEP-IRAs, rollover IRAs and transfer IRAs. You also add back the distributions taken during the year.

13.      WHAT IS A PREMATURE DISTRIBUTION?

         A Pacific Horizon IRA is intended to provide income to you when you retire. For this reason, the law imposes certain restrictions on your right to withdraw this money before your retirement. Funds generally cannot be withdrawn from your IRA without adverse tax consequences prior to the date on which you attain age 59 1/2. Any distributions prior to that time (except those described in Questions 10, 11, and 16), including amounts considered to have been distributed as a result of prohibited transactions or the use of part or all of the IRA as security for a loan (see Questions 21 and 22), are considered to be premature distributions.

         If you receive a premature distribution, the amount received is includable in your gross income subject to federal income tax in the taxable year of receipt (except to the extent the amount received is a return of your nondeductible contributions--see Question 12). In addition, your federal income tax liability for that taxable year is increased by an amount equal to 10% of the premature distribution includable in your gross income.

         No additional taxes, however, apply in the case of distributions after you die, become disabled, or attain age 59 1/2. Also, no additional taxes apply if you receive substantially equal periodic payments over your life expectancy (or the joint life expectancy of you and your beneficiary), even if the payments begin before you attain age 59 1/2.

14. WHAT IF I DO NOT RECEIVE THE MINIMUM REQUIRED AMOUNTS, OR RECEIVE EXCESS DISTRIBUTIONS, FROM MY IRA?

                 (a) Insufficient Amounts. The Code requires that you begin to take distributions from your Pacific Horizon IRA on or before April 1 of the calendar year following the calendar year in which you attain age 70 1/2. The Code further requires that no less than a minimum distribution be made each year. This minimum distribution is based on your life expectancy or the joint life expectancy of you and your designated beneficiary and is computed under annuity tables published by the IRS. In determining the amount of the minimum distribution from your IRA for any year, any amounts withdrawn from your IRA for the purpose of making a rollover or transfer to another IRA will be considered as part of your IRA for such year.

         In order to insure that the minimum amount required to be distributed after you reach age 70 1/2 or after you die is in fact paid out to you or your beneficiary, a 50% federal excise tax will be imposed on the difference between the amount of the distribution actually made and the amount that should have been distributed, except that the IRS may waive the penalty if it finds that the minimum requirement has not been met because of a reasonable error and appropriate steps are being taken to correct the error.

         The minimum requirement discussed above applies to each of your IRAs. However, under current IRS rules, the total minimum distributions from all of your IRAs may be taken from the IRA(s) of your choice.

                 (b) Excess Distributions. A 15% federal excise tax will generally apply to the extent your annual distributions exceed the greater of $150,000 or $112,500 (indexed for inflation). However, special rules are applied when calculating excess distributions. This tax is reduced by any payment of the 10% penalty tax on premature distributions (see Question 13). All retirement plan distributions, including distributions from IRAs, are totalled to determine whether excess annual distributions have been paid.

15.      WILL FEDERAL INCOME TAX BE WITHHELD FROM DISTRIBUTIONS TO ME?

         Federal income tax will be withheld on any distributions you receive from your IRA unless you elect not to have tax withheld. Generally, tax will be withheld at the rate of 10% of each distribution. Notice of your right to elect not to have federal income tax withheld will be given at the time you request a withdrawal from your IRA. When distributions from your IRA have begun and are being made on an annual, quarterly, or monthly basis, you will be provided with notice of your right to elect not to have tax withheld prior to the beginning of each calendar year to which the notice relates.

16.      HOW WILL FUNDS BE DISTRIBUTED TO MY BENEFICIARY WHEN I DIE?

                 (a) General Rule. If you die before the entire fund has been distributed, the remaining funds in your Pacific Horizon IRA must be distributed in a single sum or installments to your designated beneficiary by December 31 of the fifth year after the year of your death, except that (i) if distributions commenced to you before your death over a fixed period of time permitted by the Code and regulations thereunder, distribution may continue over the unexpired portion of that period, even if it is longer than five years, or (ii) if distributions commence to your designated beneficiary by December 31 of the year after the year of your death and the payments are to be made over a period not exceeding your beneficiary's life expectancy, payments may be made over that period, even if it is longer than five years. If your designated beneficiary is your surviving spouse, the distributions in (ii) in the preceding sentence do not have to begin until the later of December 31 of the year after the year of your death, or December 31 of the year you would have attained age 70 1/2.

                 (b)      Exception.  The distributions discussed in paragraph
         (a) above need not be made if your designated beneficiary is your surviving spouse and he or she elects to treat his or her interest in your Pacific Horizon IRA as his or her own IRA. If your beneficiary is your surviving spouse and he or she makes this election or is deemed to have made this election, your beneficiary will become subject to all the terms, conditions, and restrictions of the IRA which are applicable to you. Thus, withdrawals prior to age 59 1/2 may be subject to adverse tax consequences (see Questions 12 and 13), distributions must commence on or before age 70 1/2 (see Question 14) and additional contributions may be made on a tax-deductible basis (see Questions 4, 5, 7, and 23).

                 (c)      Penalty Taxes.  See Question 14.

17.      WHAT ARE THE FEDERAL ESTATE AND GIFT TAX CONSEQUENCES FOR MY IRA?

                 (a) Gift Tax Consequences. Your designation of a beneficiary to receive distributions from your IRA upon your death will not be considered a transfer of property for federal gift tax purposes.

                 (b) Estate Tax Consequences. Generally amounts remaining in your IRA after your death will be includable in your gross estate for federal estate tax purposes. However, there is an unlimited federal estate tax marital deduction that is applicable when your spouse is your designated beneficiary. In other cases, a unified credit against federal estate and gift taxes is available.

18.      HAS THE INTERNAL REVENUE SERVICE APPROVED THE IRA?

         The Pacific Horizon IRA was last approved by the IRS (Letter Serial Number D101204b) (see pages 21 and 22) on December 21, 1990. The Pacific Horizon IRA, as revised in 1993, has been filed with the IRS for approval. IRS approval will be an opinion only as to the form of the Pacific Horizon IRA, and will not represent any opinion by the IRS as to the merits of a Pacific Horizon IRA.

19.      WHAT REPORTS MUST I MAKE TO THE INTERNAL REVENUE SERVICE?

                 (a) You are not required to file Form 5329 (Return for Individual Retirement Arrangement Taxes) with the IRS unless you owe one of the penalty taxes for premature distributions, excess contributions, or underdistribution.

                 (b) You are required to file Form 8606 (Nondeductible IRA Contributions . . . ) for any year for which you choose to make nondeductible contributions.

20.      WHAT ARE THE CUSTODIAN'S CHARGES?

         The Custodian currently charges an acceptance fee of $10 per IRA application, and an annual maintenance fee of $10 for each Fund in which your Pacific Horizon IRA is invested.

         Of course, shares of the Fund(s) in which your IRA is invested will be affected by management fees and other expenses of the Fund(s). These matters are discussed in the prospectus(es) which you received prior to, or along with, this pamphlet.

21.      WHAT IF I USE MY IRA AS SECURITY?

         If you use all or any portion of your IRA as security for a loan, and even if such transaction is not a "prohibited transaction" (as described in section 4975 of the Code), the amount so used is nevertheless considered to be distributed to you and must be included in your gross income if a before-tax amount. In addition, if you have not attained age 59 1/2, you will have to pay an additional federal income tax equal to 10% of the amount considered distributed to you included in your gross income.

22.      WHAT IF I AM INVOLVED IN A PROHIBITED TRANSACTION?

         If you (or your beneficiary) engage in a so-called "prohibited transaction" (as described in section 4975 of the Code) (e.g., borrowing money from your IRA) with respect to your IRA, your IRA will lose its exemption from tax as of the first day of the year in which the prohibited transaction occurs. In this event you must include the entire before-tax amount in your IRA in your gross income for federal income tax purposes in the taxable year in which you (or your beneficiary) engaged in the prohibited transaction and, if you have not reached age 59 1/2, you must also pay a 10% additional federal income tax on the amount included in your gross income.

23.      CAN I PARTICIPATE IN A SEP-IRA?

         An employer who adopts a SEP may make contributions on behalf of its employees to their separate Pacific Horizon IRAs. If your employer has adopted a SEP, your employer may make SEP contributions directly to your IRA each year in an amount up to the lesser of $30,000 or 15% of your compensation (13.043% of your net earnings before the contribution if you are self-employed). Of course, you must meet the eligibility requirements of your employer's SEP in order to be entitled to contributions. Your employer can tell you what the eligibility requirements are.

                 (a) Contributions After Age 70 1/2. Your employer may make contributions on your behalf to your IRA through a SEP even after you have attained age 70 1/2.

                 (b) Excess Contributions. If your employer makes SEP contributions to your IRA in excess of the applicable limits, you may be subject to the 6% excise tax on excess contributions discussed in Question 11.

                 (c) Active Participant. As discussed in Question 7, you will generally be considered an active participant in a retirement plan for a year if you are covered by your employer's SEP in that year. As an active participant the amount of deductible contributions you may make to the IRA may be limited as discussed in Question 7.

                 (d) Time of Contribution. Your employer's contributions to your IRA for a particular taxable year of your employer may be made up until the date your employer is required to file the federal income tax return for that year (including extensions of that date). The contribution will be deductible for your employer's taxable year with or within which the calendar year ends (if the SEP is maintained on the basis of the calendar year), or for your employer's taxable year (if the SEP is maintained on the basis of your employer's taxable year).

24.      WHERE CAN I OBTAIN FURTHER INFORMATION ABOUT IRAS?

         Further information concerning IRAs may be obtained from any District Office of the IRS.
________________________________________________________________________________

B.       RIGHT OF REVOCATION

         If you establish a Pacific Horizon IRA, you may revoke it by notifying the transfer agent in writing by first class mail, postmarked within seven days after the date you established your Pacific Horizon IRA. Such notice must be sent to the following address:

                 Pacific Horizon Funds
                 c/o Supervised Service Company, Inc.
                 P.O. Box 419955
                 Kansas City, MO 64141-6955

In the event of revocation, all contributions made under the Pacific Horizon
IRA will be returned to you, without adjustment for administrative expenses or for fluctuation in market value.
________________________________________________________________________________

C.       QUALIFIED TAX ADVICE

         The preceding is a general description of the manner in which IRAs are taxed under the Internal Revenue Code. Because of the unfavorable tax consequences which could result from improper establishment or use of a Pacific Horizon IRA, you should consult with an attorney or other qualified tax adviser.  Neither Bank of America, nor Pacific Horizon Funds, Inc., nor any
fund gives tax or other legal advice or assumes any liability for tax or other consequences to investors, their spouses, their beneficiaries, or any other parties arising from a Pacific Horizon IRA.
________________________________________________________________________________

D.       ESTIMATED DEDUCTION TABLE

         If your maximum allowable deduction is $2,000, use this table to estimate the amount of your contribution which will be deductible. (See page __ for formula.)

EXCESS              DEDUCTIBLE              EXCESS             DEDUCTIBLE
 AGI*              CONTRIBUTION              AGI*             CONTRIBUTION
------             ------------             ------            ------------
$    0                $2,000                $2,250              $1,550
    50                 1,990                 2,300               1,540
   100                 1,980                 2,350               1,530
   150                 1,970                 2,400               1,520
   200                 1,960                 2,450               1,510
   250                 1,950                 2,500               1,500
   300                 1,940                 2,550               1,490
   350                 1,930                 2,600               1,480
   400                 1,920                 2,650               1,470
   450                 1,910                 2,700               1,460
   500                 1,900                 2,750               1,450
   550                 1,890                 2,800               1,440
   600                 1,880                 2,850               1,430
   650                 1,870                 2,900               1,420
   700                 1,860                 2,950               1,410
   750                 1,850                 3,000               1,400
   800                 1,840                 3,050               1,390
   850                 1,830                 3,100               1,380
   900                 1,820                 3,150               1,370
   950                 1,810                 3,200               1,360
  1,000                1,800                 3,250               1,350
  1,050                1,790                 3,300               1,340
  1,100                1,780                 3,350               1,330
  1,150                1,770                 3,400               1,320
  1,200                1,760                 3,450               1,310
  1,250                1,750                 3,500               1,300
  1,300                1,740                 3,550               1,290
  1,350                1,730                 3,600               1,280
  1,400                1,720                 3,650               1,270
  1,450                1,710                 3,700               1,260
  1,500                1,700                 3,750               1,250
  1,550                1,690                 3,800               1,240
  1,600                1,690                 3,850               1,230
  1,650                1,670                 3,900               1,220
  1,700                1,660                 3,950               1,210
  1,750                1,650                 4,000               1,200
  1,800                1,640                 4,050               1,190
  1,850                1,630                 4,100               1,180
  1,900                1,620                 4,150               1,170
  1,950                1,610                 4,200               1,160
  2,000                1,600                 4,250               1,150
  2,050                1,590                 4,300               1,140
  2,100                1,580                 4,350               1,130
  2,150                1,570                 4,400               1,120
  2,200                1,560                 4,450               1,110

                                             ______________________________
                                             (continued on following page)

 Excess           Deductible              Excess             Deductible
  AGI*           Contribution              AGI*             Contribution
 ------          ------------             ------            ------------
 $4,500             $1,100                $6,750               $  650
  4,550              1,090                 6,800                  640
  4,600              1,080                 6,850                  630
  4,650              1,070                 6,900                  620
  4,700              1,060                 6,950                  610
  4,750              1,050                 7,000                  600
  4,800              1,040                 7,050                  590
  4,850              1,030                 7,100                  580
  4,900              1,020                 7,150                  570
  4,950              1,010                 7,200                  560
  5,000              1,000                 7,250                  550
  5,050                990                 7,300                  540
  5,100                980                 7,350                  530
  5,150                970                 7,400                  520
  5,200                960                 7,450                  510
  5,250                950                 7,500                  500
  5,300                940                 7,550                  490
  5,350                930                 7,600                  480
  5,400                920                 7,650                  470
  5,450                910                 7,700                  460
  5,500                900                 7,750                  450
  5,550                890                 7,800                  440
  5,600                880                 7,850                  430
  5,650                870                 7,900                  420
  5,700                860                 7,950                  410
  5,750                850                 8,000                  300
  5,800                840                 8,050                  390
  5,850                830                 8,100                  380
  5,900                820                 8,150                  370
  5,950                810                 8,200                  360
  6,000                800                 8,250                  350
  6,050                790                 8,300                  340
  6,100                780                 8,350                  330
  6,150                770                 8,400                  320
  6,200                760                 8,450                  310
  6,250                750                 8,500                  300
  6,300                740                 8,550                  290
  6,350                730                 8,600                  280
  6,400                720                 8,650                  270
  6,450                710                 8,700                  260
  6,500                700                 8,750                  250
  6,550                690                 8,800                  240
  6,600                680                 8,850                  230
  6,650                670                 8,900                  220
  6,700                660                 8,950                  210

                                        ______________________________
                                         (continued on following page)

Excess          Deductible          Excess              Deductible
 AGI*          Contribution          AGI*              Contribution
------         ------------         ------             ------------
$9,000            $  200            $9,500                $  200
 9,050               200             9,550                   200
 9,100               200             9,600                   200
 9,150               200             9,650                   200
 9,200               200             9,700                   200
 9,250               200             9,750                   200
 9,300               200             9,800                   200
 9,350               200             9,850                   200
 9,400               200             9,900                   200
 9,450               200             9,950                   200


---------------------------

* Excess AGI = Your AGI minus your threshold level: If you are single, your threshold level is $25,000. If you are married, your threshold level is $40,000. If you are married and file a separate tax form, your Excess AGI = your AGI.

Internal Revenue Service

Sponsor Name:  Pacific Horizon Funds, Inc.
Plan Description:  IRA Custodial Account
FFN:  50151210000-001 Case:  90701019
Letter Serial No:  D101204b

                                        December 21,  1990

Dear Applicant:

In our oopinion, the amendment to the form of the prototype trust, custodial account or annuity contract identified above does not adversely affect its acceptability under section 408 of the Internal Revenue Code, as amended by The Tax Reform Act of 1986.

Each individual who adopts this approved plan will be considered to have a retirement savings program that satisfies the requirements of Code section 408, provided they follow the terms of the program and do not engage in certain transactions specified in Code section 408(e). Please provide a copy of this letter to each person affected.

The Internal Revenue Service has not evaluated the merits of this savings program and does not guarantee contributions or investments made under the savings program. Furthermore, this letter does not express any opinion as to the applicability of Code section 4975, regarding prohibited transactions.

Code section 408(i) and related regulations require that the trustee, custodian or issuer of a contract provide a disclosure statement to each participant in this program as specified in the regulations. Publication 590, Tax Information on Individual Retirement Arrangements, gives information about the items to be disclosed.

The trustee, custodian or issuer of a contract is also required to provide each adopting individual with annual reports of savings program transactions.

Your program may have to be amended to include or revise provisions in order to comply with future changes in the law or regulations.

If you have any questions concerning IRS processing of this case, call us at the above telephone number. Please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter. Please provide those adopting this plan with your phone number, and advise them to contact your office if they have any questions about the operation of this plan.

You should keep this letter as a permanent record. Please notify us if you terminate the form of this Plan.

                                        Sincerely yours,



                                        /s/ John Swieca
                                        --------------------------------
                                        John Swieca
                                        Chief, Employee Plans
                                        Qualifications Branch



                             PACIFIC HORIZON FUNDS

                         INDIVIDUAL RETIREMENT ACCOUNT

                              CUSTODIAL AGREEMENT

         An Individual Retirement Account (the "IRA") is hereby established by the person named in the accompanying Application upon the following terms and conditions and in accordance with the Internal Revenue Code of 1986, as amended (the "Code"). The information contained in the Application shall be part of this IRA as if set forth herein.

         Pacific Horizon Funds, Inc. a "regulated investment company," as defined in section 851 of the Code, is the sponsor of this IRA.
________________________________________________________________________________

ARTICLE I.  DEFINITIONS

         Whenever used in this IRA, the following terms shall have the meanings set forth below:

         1.1     "Code" means the Internal Revenue Code of 1986, as amended.

         1.2 "Compensation" means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income as defined in section 401 (c) (2) of the Code (reduced by the deduction the self-employed individual takes for contributions to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) of the Code shall be applied as if the term "trade or business" for purposes of section 1402 of the Code included service described in section 1402(c)(6) of the Code (concerning members of certain religious faiths). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includable in gross income. Compensation also does not include any amount received as a pension, annuity, or deferred compensation. Compensation shall include any amount includable in the individual's gross income under section 71 of the Code with respect to a divorce or separation instrument described in section 71(b)(2)(A) of the Code.

         1.3 "Custodian" means Bank of America National Trust & Savings Association.

         1.4 "Direct Transfer" means a transfer of assets for the benefit of an Investor from a trustee or custodian of a trust or custodial account maintained as an individual retirement account or from an insurance company's contract maintained as an individual retirement annuity.

         1.5 "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.

         1.6 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.7     "Fund" means an investment portfolio managed by Pacific
Horizon.

         1.8 "Inherited IRA" means an IRA maintained for an Investor's beneficiary other than the Investor's surviving spouse.

         1.9 "Investor" means the individual who signed the Application and for whom, or for whose Nonworking Spouse, an IRA has been established.

         1.10 "Nonworking Spouse" means any person who has no Compensation (determined without regard to section 911 of the Code) for the taxable year or who elects to be treated as having no Compensation, and who is the spouse of an individual who files a joint return for the taxable year with such person.

         1.11 "Pacific Horizon" means Pacific Horizon Funds, Inc., a Maryland corporation and an investment company registered under the Investment Company Act of 1940, as amended, authorized to issue shares in separate investment portfolios.

         1.12 "Rollover Contribution" means a rollover contribution as described in section 402(c), 403(a)(4), 403(a)(5), 403(b)(8), or 408(d)(3) of
the Code and regulations thereunder.

         1.13 "SEP Contribution" means a contribution made under a simplified employee pension as defined in section 408(k) of the Code.

         1.14    "Shares" means common stock of a Fund which Pacific Horizon has agreed to offer to Investors through the IRA.
________________________________________________________________________________

ARTICLE II.  ELIGIBILITY

         2.1 Eligibility. Any person who receives Compensation during a taxable year is eligible to establish an IRA for such taxable year. In addition, any person making a Rollover Contribution or a Direct Transfer may establish an IRA. An otherwise eligible person may not establish an IRA for the taxable year in which he or she attains age 70 1/2 or in any later taxable year (unless making a SEP Contribution, a Rollover Contribution or a Direct Transfer or establishing an IRA for his or her Nonworking Spouse who is under age 70 1/2).

________________________________________________________________________________

ARTICLE III.  PARTICIPATION

         3.1 Application. An Investor who wishes to establish an IRA may do so by signing the Application and mailing it to the address indicated.

         3.2 IRA for Nonworking Spouse. An Investor may establish a separate IRA for his or her Nonworking Spouse to which contributions may be made within the limitations set forth in Article IV. A Nonworking Spouse for whom such separate IRA is established shall be considered the sole owner of all amounts contributed thereto and the earnings thereon and shall have the right to direct the time and manner of distribution under Article VI. When any provision of this IRA gives the Investor a right, option, or privilege with respect to his or her IRA, or imposes any duty, risk, or limitation of liability on the Investor, such provision shall be deemed to extend to the Nonworking Spouse as to his or her separate IRA.
________________________________________________________________________________

ARTICLE IV.  CONTRIBUTIONS

         4.1     Amount and Type of Contributions.

                 (a) For any taxable year in which the Investor does not make a contribution on behalf of his or her Nonworking Spouse under the provisions of Section 4.2, the Investor may contribute cash to his or her IRA for such taxable year in an amount not in excess of (i) the lesser of 100 percent of the Investor's Compensation for such taxable year or $2,000 plus
(ii) any permitted SEP Contribution plus (iii) any Rollover Contribution or Direct Transfer. SEP Contributions shall not exceed the lesser of $30,000 or 15 percent of the Investor's Compensation for any taxable year of the Investor.

                 (b) The Custodian, Pacific Horizon, and the funds are not responsible for determining the amount an Investor may contribute. However, the Investor may not contribute more than $2,000 plus any permitted SEP Contribution made on the Investor's behalf for any taxable year plus any Rollover Contribution or Direct Transfer.

                 (c) The Investor may generally make a Rollover Contribution or Direct Transfer. However, no Rollover Contribution or Direct Transfer may be made to or from an Inherited IRA. Unless the Custodian is directed otherwise by the Investor, any Rollover Contribution or Direct Transfer and the earnings thereon shall be held by the Custodian in a separate IRA for the Investor. The Custodian, by accepting a Rollover

Contribution or a Direct Transfer, does not accept responsibility for the tax results of the rollover or transfer, the responsibility for which rests with the Investor who directs or consents to such a rollover or transfer.

                 (d) If for a taxable year the Investor contributes an amount in excess of the amount he or she is permitted to contribute, such excess contribution (including any income attributable to such excess contribution) shall, upon the written request of the Investor (or, after death, his or her legal representative), be paid to him or her by the Custodian on or before the day on which such Investor's federal income tax return for such taxable year is due (including extensions of such day), provided no deduction has been allowed under section 219 of the Code with respect to such excess contribution. Subject to the application of penalties imposed by law, an excess contribution shall be paid to the Investor by the Custodian after the day on which such Investor's federal income tax return for such taxable year is due (including extensions of such day) (excluding any income attributable to such excess contribution), upon the written request of the Investor in accordance with section 408(d)(5) of the Code.

         4.2 Contributions to IRA for Nonworking Spouse. An Investor may contribute cash to his or her IRA and also to his or her Nonworking Spouse's separate IRA. Aggregate contributions to the two separate IRAs under this
Section 4.2 for a taxable year may not exceed $2,250, and contributions to either of the separate IRAs may not exceed $2,000.

         4.3 Nonforfeitability. The interest of the Investor in his or her IRA shall be nonforfeitable at all times but shall be subject to the fees, expenses, and charges described in Section 7.6.
________________________________________________________________________________

ARTICLE V.  INVESTMENT OF CONTRIBUTIONS

         5.1 Investments. Except as provided in Section 5.2, all contributions made by the Investor shall be used by the Custodian to purchase Shares, as directed by the Investor. All dividends and capital gains paid by a Fund attributable to Shares held in the IRA shall be reinvested in additional Shares of that Fund. The Investor may direct the Custodian to redeem all or any number of Shares of a particular Fund and reinvest the proceeds in one or more other Funds. The assets of the IRA shall not be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).

         5.2 Purchase of Shares; Prospectus. The Investor shall not direct the Custodian to purchase shares in any of the Funds unless he or she shall have received the prospectus(es) for the Fund(s) in which the Investor directs the Custodian to invest his or her IRA; and, by giving such directions to the Custodian, the Investor shall be deemed to have acknowledged receipt thereof. The Custodian shall be responsible for executing such instructions promptly; provided, however, that the Custodian shall not be obligated to invest any portion of the Investor's initial contribution to his or her IRA until seven calendar days shall have elapsed from the date of acceptance of the Application by the Custodian.

         5.3 Prohibited Investments. Contributions may not in any event be used for the purchase of life insurance or "collectibles" (as defined in section 408(m) of the Code).

         5.4 Exclusive Benefit Rule. Under no circumstances shall any part of the assets in the IRA be used for, or diverted to, purposes other than for the exclusive benefit of the Investor and/or his or her beneficiary.
________________________________________________________________________________

ARTICLE VI.  DISTRIBUTIONS

         6.1 General Minimum Distribution Rule. Notwithstanding any provision of this IRA to the contrary, the distribution of an Investor's interest shall be made in accordance with the minimum distribution requirements of section 408(a)(6) or 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of Prop. Treas. Reg. Section
1.401 (a) (9)-2 or any successor thereto, all of which are herein incorporated by reference.

         6.2     Before-Death Minimum Distribution Rules.

                 (a) The Investor's entire interest in the IRA must be distributed, or begin to be distributed by the Investor's required beginning date, the April 1 following the calendar year in which the Investor attains age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, the Investor may elect to have the balance in the IRA distributed in one of the following forms:

                          (1)     A single sum payment;

                          (2) Equal or substantially equal payments over a specified period that may be longer than the Investor's life expectancy;

                          (3) Equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Investor and his or her designated beneficiary.

                 (b) If the Investor fails to elect any of the methods of distribution described in subsection (a) above on or before April 1 of the calendar year following the calendar year in which he or she attains age 70 1/2, the Custodian may, but is not required to, distribute the Investor's entire interest on or before such date by a single sum payment.

         6.3     After-Death Minimum Distribution Rules.

                 (a) If the Investor dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:

                          (1)     If the Investor dies on or after
         distributions have begun under Section 6.2, the entire remaining interest must be distributed at least as rapidly as provided under
         Section 6.2 (subject to the last sentence of Section 6.7).

                          (2) If the Investor dies before distributions have begun under Section 6.2, the entire remaining interest must be distributed as elected by the Investor, or, if the Investor has not so elected, as elected by the beneficiary or beneficiaries, as follows:

                                  (A)      By December 31st of the year
                          containing the fifth anniversary of the Investor's death; or

                                  (B)      In equal or substantially equal
                          payments, over a specified period that may not be longer than the life expectancy of the designated beneficiary or beneficiaries, starting by December 31st of the year following the year of the Investor's death. If, however, the beneficiary is the Investor's surviving spouse, then this distribution is not required to begin before December 31st of the year in which the Investor would have attained age 70 1/2.

                 If the beneficiary does not make arrangements for distribution before the date in subparagraph (A) above, the Custodian may, but is not required to, distribute the entire balance in the IRA to the beneficiary in a single sum payment on or before that date.

                 (b) Notwithstanding subsection (a) above, if the Investor designates his or her spouse as beneficiary and the spouse elects to treat the IRA as the spouse's own IRA, then the remaining portion of such interest shall be subject to the distribution rules of this Article VI treating the spouse as the Investor. The spouse shall be deemed to have made such an election if the spouse makes a regular contribution to the IRA, makes a rollover Contribution or Direct Transfer to or from the IRA, or fails to elect any of the distribution methods described in Section 6.2(a).

         6.4 Life Expectancies. Unless otherwise elected by the Investor prior to the commencement of distributions under Section 6.2 or, if applicable, by the surviving spouse where the Investor dies before distributions have commenced, life expectancies of an Investor or spouse beneficiary shall be recalculated annually for purposes of distributions under Sections 6.2 and 6.3. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated.

         6.5 Two or More IRAs. An individual may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, if an Investor has two or more IRAs, he or she may use the "alternate method" described in Notice 88-38, 1988- 1 C.B. 524, to satisfy the minimum distribution requirements described above.

         6.6 Surviving Spouse as Beneficiary. For purposes of Section 6.3(a), if the Investor's designated beneficiary is his or her surviving spouse, and if the surviving spouse dies before distributions to the surviving spouse begin, then Section 6.3(a) shall be applied as if the surviving spouse were the Investor.

         6.7 Calculation of Minimum Annual Payment. If the Investor or his or her designated beneficiary elects to receive distributions in installment payments under Section 6.2 or 6.3, the minimum annual payment shall be determined by dividing the entire balance in the IRA, as of the close of business on December 31 of the preceding year, by the lesser of (i) the life expectancy of the Investor (or the joint life and last survivor expectancy of the Investor and his or her designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies) or (ii) if the Investor's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Prop. Treas. Reg. Section 1.401(a)(9)-2 Q&A 4 or any successor thereto. In the case of distributions under Section 6.2(a), the initial life expectancy (or initial joint life and last survivor expectancy) shall be determined using the attained age of the Investor and the designated beneficiary (if applicable) as of their birthdays in the year the Investor attains age 70 1/2. In the case of distributions under Section 6.3, the initial life expectancy shall be determined using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and without regard to Prop. Treas. Reg.
Section  1.401(c)(9)-2 or any successor thereto.

         6.8     Non-Spouse as Beneficiary.

                 (a) If the designated beneficiary is a trust, references to "designated beneficiary" and "beneficiary" in this IRA shall, for purposes of making a determination based upon age or life expectancy, refer to the person having a beneficial interest in the trust whose life expectancy is the shortest at the time the determination is made. For all other purposes, including the receipt of distributions and the exercise of powers with respect to the IRA, such terms shall refer to the trustee of the trust.

                 (b) If the Investor dies before his or her entire interest has been distributed, and if his or her designated beneficiary is other than the surviving spouse, no additional cash contributions, SEP Contributions, Rollover Contributions or Direct Transfers may be accepted in the IRA.

         6.9 Designated Beneficiary. The Investor's designated beneficiary shall be the person or persons or other legal entity named as beneficiary(ies) on the Application or, if no designation is made, the estate of the Investor.

         6.10 Distribution Upon Request. Distribution to an Investor of his or her interest in his or her IRA may be made at any time upon the request of the Investor.

         6.11 Investor to Direct Distributions. The Investor shall direct the Custodian as to all distributions to the Investor to be made under this
Article VI. Such instructions must be communicated to the Custodian no later than 60 days prior to the date on which such amount is to be distributed. Neither the Custodian, nor Pacific Horizon, nor any Fund shall have any liability to the Investor, to the Investor's surviving spouse, or to any designated beneficiary for any taxes or penalties imposed under the Code or for any other damages resulting from the applicable individual's receipt of, or failure to receive, distributions in accordance with the rules provided above.

         6.12    Transfers Pursuant to Divorce Decree.  An Investor may
transfer part or all of his or her interest in the IRA to his or her former spouse pursuant to a divorce decree or under a written instrument incident to such divorce, as provided in section 408(d)(6) of the Code. Any interest so transferred shall be treated as an IRA of the former spouse and such spouse shall thereupon be treated as the Investor for all purposes of this IRA.
________________________________________________________________________________

ARTICLE VII.  ADMINISTRATION

         7.1 Powers of Custodian. Except as otherwise provided in this IRA, the Custodian shall exercise as agent on behalf of the Investor, his or her surviving spouse, and any beneficiary any and all powers such persons themselves could exercise as an owner of the property held, including, but not limited to, the following powers:

                 (a) To receive contributions pursuant to the provisions of this IRA;

                 (b) To hold, invest, and reinvest such contributions in Shares;

                 (c) To register any property held by the Custodian in its own name, or in nominee or bearer form that will pass delivery;

                 (d) To make distributions from the IRA in cash or in Shares pursuant to the provisions of this IRA; and

                 (e) To hire an agent or agents and delegate any of its powers and duties hereunder to the agent(s) but remaining fully responsible for the exercise of any such powers or the performance of any such duties by the agent(s).

         7.2 Proxies, Etc. The Custodian shall mail to the investor all proxies, proxy soliciting materials, and periodic reports or other communications (including all prospectuses that the Fund(s) regularly send to existing shareholders) that may come into the Custodian's possession by reason of its custody of Shares. It is intended that the Investor shall vote all proxies, notwithstanding the fact that the Custodian may be the registered owner of the Shares. The Custodian shall have no further liability or responsibility with respect to the voting of the Shares.

         7.3 Accounts. The Custodian shall maintain separate records for the interest of each Investor's IRA and shall keep accurate and detailed account of the IRA's receipts, investments, and disbursements. As soon as practicable after December 31 of each year, and whenever required by ERISA or the Code or regulations thereunder, the Custodian shall file with the

Investor a written report of the Custodian's transactions relating to the IRA during the period from the last previous accounting, and shall file such other reports with the Internal Revenue Service as may be required. The Investor agrees to provide the Custodian with any information necessary for the Custodian to prepare any such reports.

         Unless the Investor sends the Custodian written objection to a report within 60 days after its receipt, the Investor shall be deemed to have approved such report and, in such case, the Custodian, Pacific Horizon, and all Funds shall be forever released and discharged with respect to all matters included therein.

         7.4 Standard of Care. The Custodian shall use ordinary care and reasonable diligence in the performance of its duties as Custodian. The Custodian shall not be liable for a mistake in judgment, for any action taken in good faith, or for any loss that is not a result of its negligence or willful misconduct.

         7.5 No Investment Responsibility. The Custodian shall be under no duty to make suggestions to the Investor with respect to the retention or disposition of any contributions or assets held in the IRA.

         7.6 Expenses, Taxes, and Fees. The Custodian shall pay out of the IRA (if not otherwise paid by the Investor) expenses of administration, any taxes, and its fees for maintaining the IRA as described in the Disclosure Statement which follows this IRA. The Custodian may sell Shares and use the proceeds of sale to pay the foregoing expenses, taxes, and fees.

         7.7 Resignation or Removal of Custodian. (a) The Custodian may resign upon written notice to that effect delivered to the Investor and Pacific Horizon, such resignation to be effective the 30th day following the mailing to the Investor of such notice. The Investor may remove the Custodian upon 30 days' written notice to that effect to the Custodian. Upon such resignation or removal, the Investor shall forthwith appoint a successor custodian which satisfies the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance by the successor custodian or such appointment, the Custodian shall deliver the assets of the IRA to the successor custodian. In the event the Investor fails to appoint a successor custodian which has accepted its appointment within 30 days of the mailing of the notice of resignation or removal, Pacific Horizon may appoint a successor custodian; provided, however, that in the event no successor custodian has accepted its appointment within 60 days of the notice of resignation or removal, the Custodian reserves the right to terminate the IRA and pay the proceeds to the Investor.

                 (b) The Investor and Custodian agree that Pacific Horizon as the sponsor of this IRA may at any time remove the Custodian upon 30 days' written notice and appoint a successor custodian. On or after such date, the Custodian shall deliver the assets of the IRA to the successor custodian.

                 (c) Notwithstanding the foregoing, the Custodian may reserve such assets of the IRA as it may deem necessary for the payments described in Section 7.6. Any balance of such reserve remaining after all such payments shall be paid over to the successor custodian, or, if the Investor has failed to appoint a successor custodian as provided in subsection (a) above to the Investor.

                 (d) The provisions of this IRA shall apply to any successor custodian from the effective date of its appointment as such with the same force and effect as if such successor were the initial custodian hereunder.
________________________________________________________________________________

ARTICLE VIII.  PACIFIC HORIZON FUNDS, INC.

         8.1 Powers of Pacific Horizon. The Investor delegates to Pacific Horizon the power (i) to establish the Custodian's fees, and (ii) to amend this IRA as provided in Article IX. The powers herein delegated to Pacific Horizon shall be exercised by the officer thereof as Pacific Horizon may designate from time to time, and shall be exercised only when similarly exercised with respect to all other Investors adopting this form of IRA.

         8.2 Liability of Pacific Horizon. Neither Pacific Horizon nor any officer, director, board, committee, or employee of Pacific Horizon shall incur any liability of any nature to the Investor, his or her spouse or beneficiary, or any other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to Pacific Horizon.

         8.3 Resignation of Pacific Horizon. If Pacific Horizon shall hereafter determine that it is no longer desirable for it to continue to exercise any of the powers hereby delegated, it may relieve itself of any further responsibilities hereunder by notice in writing to the Investor and the Custodian at least 60 days prior to the date on which Pacific Horizon proposes to discontinue the exercise of the powers delegated to it.
________________________________________________________________________________

ARTICLE IX.  AMENDMENT AND TERMINATION

         9.1 Amendment. The Investor delegates to Pacific Horizon the power to amend this IRA unilaterally (except the power to amend the Application). The Investor may amend his or her elections on the Application by submitting to Pacific Horizon a copy of such amended Application.

         9.2 Limitations on Amendment. No amendment shall be effective if it would cause or permit (i) any part of the IRA to be diverted to any purpose that is not for the exclusive benefit of the Investor and his or her beneficiary, (ii) the Investor to be deprived or any portion of his or her interest in the IRA, unless such action is taken in order to satisfy qualification requirements under the Code; or (iii) the imposition of an additional duty on Pacific Horizon without its written consent.

         9.3 Termination of IRA. This IRA may be terminated at any time by the Investor by delivering to the Custodian a written notice of termination.
In addition, in the event that either (i) all of the funds available for investment hereunder are liquidated or otherwise terminated or (ii) the sponsor of this IRA ceases to act as such without a successor assuming the duties of the sponsor, the IRA shall be terminated and the assets thereof shall be delivered to the Investor unless prior to such payment the Investor provides written instructions to the Custodian to transfer such proceeds to the trustee or custodian of another individual retirement account or annuity.